Exhibit 10.1

USELL.COM, INC.

171 Madison Avenue, 17th Floor, PH

New York, NY 10016

212.213.6805

July __, 2016

Dear Brian and Scott:

This letter agreement documents our understanding regarding your Placement Rights provided under Section 7.4 of that certain Stock Purchase Agreement among BST Distribution, Inc., each of you and uSell.com, Inc. (the “Company”) dated October 23, 2015 (“SPA”). The Company is implementing a Management Incentive Compensation Plan (the “Plan”), a copy of which is attached as Schedule A to this letter agreement. In consideration for each of you waiving your Placement Rights and amending your respective Employment Agreement dated October 23, 2015 (“Employment Agreement”) by replacing the Bonus Target (under Section 4(b) with your respective percentage rights under the Plan, you each will be allocated 30% of the Plan. Except for the waiver of your Placement Rights and replacement of the Bonus Target with your rights under the Plan, you are not waiving any other rights under the SPA or your Employment Agreement.

Upon execution of all parties to this letter agreement and upon approval by the Company’s Board of Directors, the SPA and each of your respective Employment Agreements shall be amended solely to the extent provided in this letter agreement.

If you are agreeable to the foregoing, please sign below.

Sincerely,

Nikhil Raman, Chief Executive Officer

We agree:

Brian Tepfer	Scott Tepfer

BST Distribution, Inc.	We Sell Cellular, LLC

By:	By:
Nikhil Raman, Chairman	Nikhil Raman, Manager

Schedule A

Management Incentive Compensation Plan

See attached.